NVR, Inc. Appoints New Member to Board of Directors

RESTON, Va., Nov. 3, 2011 /PRNewswire/ -- NVR, Inc. (NYSE: NVR) announced that Thomas D. Eckert will join its Board of Directors as an independent director effective December 1, 2011. Mr. Eckert has also been appointed as a member of the Audit and Qualified Legal Compliance Committees.

Mr. Eckert is Chairman of Capital Automotive Real Estate Services, Inc. Capital Automotive owns and manages $3.5 billion of net leased real estate used primarily by large automotive retailers. Mr. Eckert was one of the founders of Capital Automotive in October 1997 and led its initial public offering in 1998. Capital Automotive went private in 2005. Mr. Eckert has also held management positions with Pulte Home Corporation and Arthur Andersen LLP.

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes, Rymarc Homes and Fox Ridge Homes trade names, and operates in twenty-six metropolitan areas in fifteen states. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com, www.foxridgehomes.com, and www.rymarc.com.

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